EXHIBIT 99.1

Extreme Networks Reports Second Quarter Results

Company Reports Expected Revenue and Earnings; Returns to Pro Forma Operating Profit

SANTA CLARA, Calif., Jan. 16 /PRNewswire-FirstCall/ — Extreme Networks, Inc., (Nasdaq: EXTR—news), a leader in Ethernet networking, today reported its second quarter results for the period ending Dec. 31, 2001.

Net revenue for the second quarter of fiscal 2002 was $109.1 million, compared to $108.3 million for the first quarter of fiscal 2002. On a pro forma basis Extreme Networks earned net income of $2.0 million, or $0.02 per share for the second quarter of fiscal 2002, compared with breakeven performance for the first quarter of fiscal 2002.

Actual net loss for the second quarter, which includes expenses for amortization of goodwill and intangible assets and deferred compensation, was $10.7 million or $(0.09) per share, compared to a loss of $36.0 million or ($0.32) per share for the first quarter of fiscal 2002. (See attached financial tables for reconciliation of GAAP and pro forma results.)

“The compelling value proposition we bring to the networking market, along with our ability to carefully manage our business, has enabled us to continuously perform well and achieve operating profitability even during difficult business conditions,” said Gordon Stitt, president and CEO of Extreme Networks. “More and more, we are seeing our two key markets, the large enterprise and the Ethernet Metro, converge. As a result, customers in both segments are seeking technology solutions to create a unified global network architecture. With our strong presence in the large enterprise market, our unmatched experience, and industry-leading Ethernet solution set, we are uniquely positioned to capitalize on this convergence.”

Conference Call

Extreme Networks will host a conference call to discuss these results at 2 p.m. PT; for more information visit www.extremenetworks.com.

About Extreme Networks

Extreme Networks, Inc., delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements about market trends and our market position, and steps that we plan to take with respect to the financial results or financial condition of our company. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) our rapid growth and potential risks associated with this growth, and a limited operating history and limited history of profitability that make it more difficult to predict results; (ii) current economic trends in worldwide geographic markets; (iii) fluctuations in demand for our products and services; (iv) a highly competitive business environment for network switching equipment; and (v) the possibility that we might experience delays in the development of new technology and products. More information about potential factors that could affect our business and financial results is included in our Annual Report on Form 10-K for the year ended June 30, 2001, and in our quarterly report on Form 10-Q for the period ended September 30, 2001, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission (http://www.sec.gov).

Table A
EXTREME NETWORKS, INC.

GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000
Net revenue	$109,066	$144,715	$217,355	$264,057
Costs and expenses:
Cost of revenue	51,450	69,774	134,762	127,864
Research and development	14,604	13,034	31,015	24,776
Sales and marketing	35,703	40,499	72,688	75,615
General and administrative	5,974	4,879	14,087	9,158
Goodwill and deferred stock compensation	15,235	6,931	29,961	13,781
Total costs and expenses	122,966	135,117	282,513	251,194
Operating income (loss)	(13,900)	9,598	(65,158)	12,863
Other income (expense), net	1,701	2,805	(1,877)	6,514
Income (loss) before income taxes	(12,199)	12,403	(67,035)	19,377
Provision (benefit) for income taxes	(1,547)	4,341	(20,375)	6,782
Net income (loss)	$ (10,652)	$ 8,062	$ (46,660)	$ 12,595
Net income (loss) per share—basic	$ (0.09)	$ 0.08	$ (0.42)	$ 0.12
Net income (loss) per share—diluted	$ (0.09)	$ 0.07	$ (0.42)	$ 0.11
Shares used in per share calculation—basic	112,680	107,283	112,317	106,636
Shares used in per share calculation—diluted	112,680	118,745	112,317	118,382

Table B
EXTREME NETWORKS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000
Net revenue	$109,066	$144,715	$217,355	$264,057
Costs and expenses:
Cost of revenue	51,450	69,774	103,312	127,864
Research and development	14,604	13,034	31,015	24,776
Sales and marketing	35,703	40,499	72,688	75,615
General and administrative	5,974	4,879	11,387	9,158
Total costs and expenses	107,731	128,186	218,402	237,413
Operating income (loss)	1,335	16,529	(1,047)	26,644
Other income, net	1,701	2,805	4,123	6,514
Income before income taxes	3,036	19,334	3,076	33,158
Provision for income taxes	1,063	6,767	1,077	11,605
Net income	$1,973	$12,567	$1,999	$21,553
Net income per share—basic	$0.02	$0.12	$0.02	$0.20
Net income per share—diluted	$0.02	$0.11	$0.02	$0.18
Shares used in per share calculation—basic	112,680	107,283	112,317	106,636
Shares used in per share calculation—diluted	117,424	118,745	117,951	118,382

(i) This statement of operations information for the three and six months ended December 31, 2000 and 2001 is for illustrative purposes only and is not prepared in accordance with generally accepted accounting principles. The following table reconciles our GAAP net income (loss) from Table A to our pro forma net income in Table B:

	Three Months Ended		Six Months Ended
	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000
GAAP net income (loss)	$(10,652)	$8,062	$(46,660)	$12,595
Pro forma adjustments:
Charges related to contract manufacturers and other costs associated with carrying value of inventory			31,450
Goodwill and deferred stock compensation	15,235	6,931	29,961	13,781
Bad debt expense			2,700
Write-down of minority investments			6,000
Income tax benefit	(2,610)	(2,426)	(21,452)	(4,823)
Pro forma net income	$1,973	$12,567	$1,999	$21,553

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2001	June 30, 2001
Assets
Current assets:
Cash, cash equivalents and investments	$313,094	$157,096
Accounts receivable, net	54,010	63,211
Inventories, net	48,030	60,529
Deferred tax assets	25,883	35,855
Other current assets	10,824	12,061
Total current assets	451,841	328,752
Property and equipment, net	62,342	57,251
Restricted investments	80,000	80,000
Long-term investments	71,591	34,406
Goodwill and intangibles	104,364	113,886
Deferred tax assets	72,144	40,028
Other long-term assets	12,348	12,025
Total assets	$854,630	$666,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$37,139	$35,890
Deferred revenue	35,043	25,537
Other accrued liabilities	67,558	55,893
Total current liabilities	139,740	117,320
Convertible subordinated notes and other long-term deposit	200,266	266
Total stockholders’ equity	514,624	548,762
Total liabilities and stockholders’ equity	$854,630	$666,348

NOTE: Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries.